Exhibit 10.31

AGREEMENT TO LICENSE

This Agreement to License (“Agreement”) is made and entered into effective as of July 1, 2011 (“Effective Date”), by and between Natural Alternatives International, Inc., a Delaware corporation (“NAI”), and Compound Solutions, Inc., a California corporation (“CSI”).

RECITALS

A. NAI is the owner of (i) certain Patent Rights (as hereinafter defined), and (ii) certain registered trademarks related to the mark “Carnosyn®” (as further described herein below and collectively, the “Trademark Rights”).

B. CSI is in the business of raw material sourcing and sales, including the sourcing and sale to third parties of certain raw materials set forth in Exhibit A attached hereto that are necessary for the design, research, development and formulation of Licensed Products (the “Raw Materials”).

C. CSI desires NAI grant to third parties who purchase the Raw Materials from CSI a license of certain of its Patent Rights and a license to use its Trademark Rights, and NAI desires to grant such licenses in accordance with the terms and conditions of this Agreement.

Incorporating the foregoing recitals and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS.

1.1 “Field of Use” means dietary supplements and other foods for human performance nutrition. For avoidance of doubt, the Field of Use does not include the use of the Raw Materials and/or Patent Rights to treat dogs, horses and/or camels, or for any human medical related use, or for use in any product of any kind for which claims are made or that is otherwise marketed in any way as to suggest sustained or time release of the Raw Material, such claims being expressly prohibited.

1.2 “Licensed Products” means any products incorporating or made from the Raw Materials or any material, substance, organism, component or product derived or developed from or based upon the Raw Materials and covered in whole or in part by any of the claims of the Patent Rights, and does not include any products incorporating or made from the Raw Material or any material, substance, organism, component or product derived or developed from or based upon the Raw Material wherein the Raw Material is obtained from a source other than CSI.

1.3 “Patent Rights” means NAI’s rights in information, discoveries, concepts, techniques, designs, processes, technology and inventions claimed in the following United States patents, any reissues, reexaminations, or extensions, continuations, continuations-in-part, or divisionals of any of the following United States patents, and any international counterparts of the following United States patents, including the inventions and discoveries described, covered and claimed therein:

(a) U.S. Pat. No. 5,965,596 filed August 12, 1997, entitled “Methods and Compositions for Increasing the Anaerobic Working Capacity in Tissues;”

(b) U.S. Pat. No. 6,172,098 filed May 25, 1999, entitled “Methods and Compositions for Increasing the Anaerobic Working Capacity in Tissues;”

(c) U.S. Pat. No. 6,426,361 filed January 9, 2001, entitled “Methods and Compositions for Increasing the Anaerobic Working Capacity in Tissues;”

(d) U.S. Pat. No. 6,680,294 filed July 30, 2002, entitled “Methods and Compositions for Increasing the Anaerobic Working Capacity in Tissues;”

(e) U.S. Pat. No. 7,504,376 filed November 18, 2003, entitled “Methods and Compositions for Increasing the Anaerobic Working Capacity in Tissues;” and

(f) U.S. Pat. No. 7,825,084 filed August 29, 2008, entitled “Methods and Compositions for Increasing the Anaerobic Working Capacity in Tissues.”

1.4 “Trademark Rights” means NAI’s rights as the owner of the following registered trademarks:

(a) CARNOSYN (standard character mark), Registration No. 3,146,289;

(b) CARNOSYN CARNOSINE SYNTHESIZER (standard character mark), Registration No. 3,121,544; and

(c) CARNOSYN CARNOSINE SYNTHESIZER & Design, Registration No. 3,091,092.

2.	LICENSE.

2.1 Subject to the terms and conditions of this Agreement, NAI hereby agrees to grant to the customers of CSI who purchase the Raw Materials from CSI a worldwide, non-exclusive, non-transferable, non-assignable, non-sublicenseable, royalty-free (i) license of NAI’s rights under the Patent Rights to manufacture, offer for sale, and/or sell Licensed Products within the Field of Use (the “Patent License”), and (ii) license to use and reproduce the trademarks comprising the Trademark Rights solely to advertise, market, and promote the Licensed Products within the Field of Use (the “Trademark License”). The term of such Patent License and Trademark License shall automatically expire upon the expiration of NAI’s Patent Rights and/or Trademark Rights, as applicable, or the use, manufacture or sale of the Licensed Products using Raw Material purchased from CSI is complete, whichever is sooner.

2.2 CSI agrees to provide to each of its customers that purchases Raw Materials from CSI a copy of the License Agreement with each separate purchase of Raw Materials, in the form set forth in Exhibit B attached hereto (the “License Agreement”), which License Agreement may not be altered, amended, or modified except with the express written consent of an authorized officer of NAI. No Patent License or Trademark License shall be granted or deemed to have been granted to any customer of CSI that does not receive and accept the License Agreement and, except as expressly provided in this Section 2, nothing contained in this Agreement is intended to confer by implication, estoppel, or otherwise, upon CSI or any customer of CSI a license or rights in any intellectual property or other rights of NAI.

3.	RESERVATION OF RIGHTS.

3.1 CSI acknowledges and agrees that during the term of this Agreement, NAI and its affiliates will continue to design, develop, manufacture, sell, and distribute products using the Patent Rights and Trademark Rights and NAI may grant licenses of its rights under the Patent Rights and Trademark Rights to manufacture, offer for sale and/or sell products to third parties who are not customers of CSI and/or who did not purchase Raw Materials from CSI. Nothing in this Agreement shall be interpreted to limit in any manner or to any extent NAI’s rights and ability to act in accordance with the foregoing and NAI hereby expressly reserves such rights.

3.2 CSI acknowledges and agrees the Patent Rights and the Trademark Rights are and will remain the sole and exclusive property of NAI, subject to the rights of any other licensees, and that NAI is the owner of all proprietary rights and intellectual property rights associated therewith including without limitation all trademarks, trade dress, trade names, logos, domain names and service marks, together with all translations, adaptations, derivations and combinations, including all associated goodwill, and all applications, registrations, reservations and renewals in connection therewith, whether or not registered for the Patent Rights or the Trademark Rights. Except as otherwise permitted herein, CSI will not take any action inconsistent with NAI’s ownership of and rights under the Patent Rights and Trademark Rights. CSI will not contest or aid others in contesting the validity, enforceability or NAI’s ownership of and/or rights in the Patent Rights and Trademark Rights.

4.	FEES.

4.1 In consideration of NAI’s agreement to grant licenses to use the Patent Rights and Trademark Rights pursuant to the terms of this Agreement, CSI agrees to pay to NAI, in United States dollars, the fees and amounts set forth on Schedule 1 attached hereto (the “License Fees”).

4.2 The License Fees must be paid to NAI within thirty (30) days after the end of the calendar quarter in which such License Fees are earned. CSI shall submit to NAI with its payment of the License Fees a quarterly report summarizing total sales of Raw Materials to third parties during the immediately preceding calendar quarter. The report shall be in form and content as agreed to by the parties.

4.3 If any License Fees to be paid by CSI to NAI under this Agreement become delinquent, the delinquent amount shall bear interest until paid in full with such interest. The interest will be compounded annually and will accrue at the lesser of (i) the highest annual rate allowed under applicable law at the time the outstanding amount becomes delinquent, or (ii) 0.0005 multiplied by the outstanding amount per day of delinquency.

4.4 CSI agrees to keep and maintain accurate and adequately detailed accounting records, including copies of all purchase orders, for all sales of Raw Materials sold to third parties. Such accounting records shall be kept for a minimum of three (3) years following the end of the calendar quarter in which such sales were made. During the term of this Agreement and for one year thereafter, copies of all purchase orders for the sale of Raw Materials to third parties shall be made available to NAI upon request and NAI or its agents shall otherwise have the right, upon reasonable prior notice and during ordinary business hours, to inspect the relevant accounting records of CSI to verify the accuracy of the License Fees paid or payable to NAI. Any such inspection shall be conducted so as to not unreasonably interfere with CSI’s normal business activities.

4.5 CSI agrees to take commercially reasonable actions to promote, market and sell the Raw Materials.

5.	PROSECUTION AND ENFORCEMENT OF LICENSED RIGHTS.

5.1 NAI will have sole control over, but, subject to Section 5.2, no obligations to CSI with respect to, the filing, prosecution, and maintenance (collectively, the “Prosecution”) of the Patent Rights and the Trademark Rights. CSI will not have any right to participate in the Prosecution of any Patent Rights and/or Trademark Rights.

5.2 During the term of this Agreement, NAI agrees to use commercially reasonable efforts to maintain and protect the Patent Rights and Trademark Rights, to make any necessary filings, and to pay any necessary fees or other amounts due with respect thereto.

5.3 During the term of this Agreement, CSI agrees to promptly notify NAI in writing upon becoming aware of any known or suspected infringement or other improper use of any Patent Rights or Trademark Rights. Such notice will include the identity of the third party or parties known or suspected to have infringed the Patent Rights and/or Trademark Rights and any available information that is relevant to such infringement. NAI shall have sole control over enforcement and defense of all Patent Rights and Trademark Rights. CSI shall not take any action to notify a known or suspected infringing party but shall use best efforts and cooperate with NAI, at NAI’s request, in litigating, settling or otherwise terminating any such infringement of the Patent Rights and/or Trademark Rights. NAI shall be entitled to any and all damages awarded as a result of or agreed to in a monetary settlement of any such claim of infringement.

6.	REPRESENTATIONS AND WARRANTIES OF CSI.

6.1 CSI represents and warrants that all Raw Materials provided to customers of CSI that receive a Patent License shall be of the best quality and pure and free from adulteration within the guidelines of the Food, Drug and Cosmetic Act of the United States as amended.

6.2 CSI further represents, warrants and guarantees that at the time of delivery of the Raw Materials to its customers the Raw Materials will, when delivered, conform to the description on the face of the purchase order relating to such Raw Materials, and be free of defects in materials and workmanship and further, that the Raw Materials and the import, sale, marketing and distribution of such Raw Materials by CSI will comply with all applicable international, federal and state laws governing and/or related thereto as in effect from time to time.

6.3 CSI represents and warrants that it has the full right, power and authority to enter into this Agreement, to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of CSI or any judgment, order or decree by which CSI is bound.

7.	REPRESENTATIONS AND WARRANTIES OF NAI.

7.1 NAI represents and warrants to CSI that is has full right, power and authority to license the Patent Rights and the Trademark Rights as provided in this Agreement. NAI further represents and warrants to CSI that it has the full right, power and authority to enter into this Agreement, to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any judgment, order or decree by which NAI is bound.

7.2 THE EXPRESS WARRANTIES SET FORTH IN SECTION 7.1 ARE THE ONLY WARRANTIES MADE BY NAI IN CONNECTION WITH THIS AGREEMENT AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY.

7.3 Without limiting the generality of Section 7.2, nothing in this Agreement shall be construed as giving rise to:

(a) a warranty or representation by NAI as to the validity, enforceability, or scope of any right included in the Patent Rights or Trademark Rights;

(b) a warranty or representation by NAI that any Licensed Products made or sold under any license or sublicense granted in accordance with this Agreement will not infringe, directly or indirectly, any patent or other intellectual property rights of any third party under the laws of the United States or any other jurisdiction; or

(c) an obligation to furnish any know-how not provided in the Patent Rights or Trademark Rights or any services other than those expressly specified in this Agreement.

8.	INDEMNITY; LIMITATION ON LIABILITY.

8.1 CSI will defend, indemnify and hold NAI, its subsidiaries and affiliates and their respective officers, directors, agents and employees harmless from and against any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) directly or indirectly arising from or relating to (i) any breach of this Agreement by CSI, including any breach of the representations and warranties made by CSI, (ii) any intentional or negligent acts or omissions by CSI, its employees or agents, (iii) any activities of CSI relating to, concerning, or based on the import, distribution, sale, marketing or marking of the Raw Materials, or (iv) any claims or causes of action relating to product liability or for injury to property or person arising from any defects in the Raw Materials.

8.2 NAI will use reasonable efforts to notify CSI promptly of any claim for which NAI believes it is entitled to indemnification under this Section 8 and which NAI desires CSI to defend. However, NAI’s failure to provide such notice or delay in providing such notice will relieve CSI of its obligations under this Section 8 only if and to the extent such delay or failure materially prejudices CSI’s ability to defend such claim. NAI will have the right to participate in the defense of such claim with its own counsel. No settlement of a claim will be binding on NAI without NAI’s prior written consent.

8.3 In no event shall NAI be liable for any indirect, special, incidental or consequential damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of or in connection with this Agreement or its subject matter regardless of whether NAI knows or should know of the possibility of such damages. NAI’s aggregate liability for all damages of any kind relating to this Agreement or its subject matter shall not exceed the amount of License Fees paid by CSI to NAI under this Agreement. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.

9.	INSURANCE.

9.1 CSI shall, at its sole cost and expense, procure and maintain comprehensive or commercial general liability insurance in amounts not less than $2,000,000 per incident and $3,000,000 annual aggregate naming NAI as an additional insured. Such general liability insurance shall provide product liability coverage and broad form contractual liability coverage with a minimum of $3,000,000 of product liability insurance. Copies of insurance certificates evidencing such insurance shall be provided to NAI upon request.

10.	TERM AND TERMINATION.

10.1 The term of this Agreement shall begin on the Effective Date and, unless sooner terminated as provided herein, shall continue until March 31, 2014 unless ninety (90) days prior to such expiration the parties mutually agree to a written extension of this Agreement.

10.2 NAI and CSI acknowledge and agree that prior to the Effective Date and from on or about March 2, 2011, they had an understanding covering the subject matter of this Agreement, which understanding was as set forth in that certain Agreement to Sublicense by and between NAI and CSI effective as of March 3, 2009 (the “Prior Agreement”). The Prior Agreement terminated in accordance with its terms on March 2, 2011. NAI and CSI expressly agree that any sales by CSI of Raw Materials that but for the termination of the Prior Agreement would have been covered by, subject to and/or otherwise made pursuant to the Prior Agreement shall be considered to have been made under the Prior Agreement and subject to the terms and conditions thereof.

10.3 Either party may terminate this Agreement prior to the end of the term stated in Section 10.1 after notice to the other party but only if such other party materially fails to comply with any term or covenant in this Agreement and such failure continues for more than thirty (30) days after written notice of such breach from the non-breaching party; provided, however that if such failure cannot be reasonably cured within thirty (30) days the non-breaching party may terminate this Agreement if the breaching party fails to commence such cure within thirty (30) days and fails to thereafter diligently prosecute such cure to completion.

10.4 Upon termination of this Agreement, Sections 1, 3.2, 4.4, 6, 7, 8, 10.4, 11 and 12 will survive.

11.	CONFIDENTIAL INFORMATION AND NON-DISCLOSURE.

11.1 Each party shall be prohibited from disclosing or appropriating to its own use, or to the use of any third party, any proprietary, secret, or confidential information of the other party. Examples of confidential information that may be disclosed by one party to the other party include but are not limited to: information pertaining to products, product development, research, marketing information, promotional or advertising strategies, processes, future projects, intellectual property, and any information that is not in the public domain or is not readily available to the public. This confidentiality obligation shall not apply to: (i) information which at the time of the disclosure is in the public domain; (ii) information which, after disclosure, becomes part of the public knowledge by publication, or otherwise, except by breach of this Agreement; (iii) information that was in the possession of either party at the time of disclosure by the other party; (iv) information that was received by either party from third parties, provided such information was not obtained by said third parties, directly or indirectly, from either party on a confidential basis, or (v) information that is required to be disclosed by law, provided that the disclosing party promptly notifies the other party and cooperates reasonably with the other party’s efforts to contest or limit the scope of such order. This confidentiality obligation shall exist at all times this Agreement is in force and for a period of three (3) years following termination or expiration of this Agreement.

11.2 CSI acknowledges that NAI may be required to disclose this Agreement in its filings made with the United States Securities and Exchange Commission and in connection with any legal proceedings and consents to such disclosure.

12.	GENERAL.

12.1 Assignment. This Agreement may not be assigned by either party to any other entity or person without the prior written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon all of the parties to this Agreement and their respective successors and permitted assigns.

12.2 Entire Agreement. This Agreement and any attachments, schedules and/or exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes and replaces all prior or contemporaneous understandings, negotiations, commitments, writings and agreements between the parties hereto, whether written or oral, express or implied, with respect to its subject matter. Each party to this Agreement acknowledges that no representations, warranties, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein.

12.3 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction (or, if applicable, an arbitrator), the remaining provisions of this Agreement shall not be affected and shall remain in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained in this Agreement. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

12.4 No Implied Waivers; Amendment. No waiver of any term, provision or condition of this Agreement in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the both parties.

12.5 Attorneys’ Fees. If any arbitration or legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees incurred in connection with such arbitration or legal proceeding. The term “prevailing party” shall mean the party that is entitled to recover its costs in the proceeding under applicable law, or the party designated as such by the court or the arbitrators.

12.6 Arbitration. Any dispute, controversy or claim arising from, out of or in connection with or relating to this Agreement or any breach or alleged breach of this Agreement, will upon the request of any party involved be submitted to any private arbitration service utilizing former judges as mediators and approved by the parties. The dispute once submitted shall be settled by binding arbitration conducted in San Diego, California (or at any other place or under any other form of arbitration mutually acceptable to parties involved). The single arbitrator shall follow and apply the federal rules of evidence and the applicable local federal rules governing discovery in the arbitration. Any award rendered shall be final, binding and conclusive upon the parties and shall be non-appealable, and a judgment thereon may be entered in the highest state or federal court of the forum having jurisdiction. Subject to Section 12.5, the expenses of the arbitration shall be borne equally by the parties to the arbitration provided that each party shall pay for and bear the cost of its own experts, evidence and attorneys’ fees, except that in the discretion of the arbitrator, any award may include the costs, fees and expenses of a party’s attorney.

12.7 Governing Law. The laws of the state of California (without giving effect to its conflicts of laws principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation, its validity, interpretation, construction, performance, and enforcement. Any action or proceeding arising out of or relating to this Agreement or arising out of or in any manner relating to the relationship between the parties shall only be brought in the state or federal courts in the County of San Diego, California, and each of the parties hereto submits to the personal jurisdiction of such court (and of the appropriate appellate courts wherever located) in any such action or proceeding, and selects the courts in the County of San Diego, California for proper venue in any such action or proceeding.

12.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

12.9 Construction. The captions and headings contained in this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Each party acknowledges that such party, after negotiation, has reviewed and revised this Agreement. The terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

12.10 Relationship of the Parties. The terms and provisions of this Agreement shall not in any respect be construed to constitute NAI or CSI as the agent, employee, partner or joint venturer of the other. All persons employed by any party in connection with this Agreement shall be the employees or agents of that party and under no circumstances shall a party’s employees or agents be deemed to be employees or agents of any other party. In the event any parties utilize common vendors or contractors, each party utilizing such common vendor or contractor will maintain such a relationship and any obligations, agreements and accounts with such common vendor or contractor separate and distinct from any other party’s. Nothing contained in this Agreement shall be deemed to confer any right or benefit on any person who is not a party to this Agreement.

12.11 Further Assurances. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

12.12 Publicity. Subject to Section 11.2, the parties agree that no press release, or public announcement of this Agreement or concerning the activities and transactions contemplated herein shall be issued without the prior written consent of both parties to the content of such release or public announcement, except as may be required by law.

12.13 Notice. All notices, consents, waivers and other communications required or permitted under this Agreement must be in writing and will be deemed to have been given by a party (a) when delivered by hand; (b) one day after deposit with a nationally recognized overnight courier service; or (c) five days after deposit in the United States mail, if sent by certified mail, return receipt requested; in each case costs prepaid and to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address or person as a party may designate by notice to the other parties).

If to NAI:	If to CSI:

Natural Alternatives International Inc.	Compound Solutions, Inc.
1185 Linda Vista Drive	2215 Auto Park Way
San Marcos, CA 92078	Escondido, CA 92029
Attn: Chief Executive Officer	Attn: Chief Executive Officer
Telephone: (760) 736-7742	Telephone: (760) 739-9881

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

NAI

Natural Alternatives International, Inc.,
a Delaware corporation

/s/ Mark A. LeDoux
Mark A. LeDoux, Chief Executive Officer

CSI

Compound Solutions, Inc.,
a California corporation

/s/ Matthew Titlow
Signature

Printed Name: Matthew Titlow

Title: CEO

Signature Page to Agreement to License

EXHIBIT A

Raw Materials

1.	Beta-alanine

Exhibit A

EXHIBIT B

Form of License Agreement

(attached)

Exhibit B

SCHEDULE 1

License Fees

(attached)

Schedule 1